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Filed pursuant to Rule 424(b)(4)
Registration No. 333-239685
Registration No. 333-239744

Prospectus

5,228,166 shares

Common stock

We are offering 5,228,166 shares of our common stock.

Our common stock is listed on The Nasdaq Global Select Market under the symbol "AKRO." The last reported sale price of our common stock on The Nasdaq Global Select Market on July 7, 2020 was $37.06 per share.

We are an "emerging growth company" as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

	Per share	Total

Public offering price	$36.00	$188,213,976
Underwriting discounts and commissions(1)	$2.16	$11,292,839
Proceeds to Akero Therapeutics, Inc., before expenses	$33.84	$176,921,137

(1)    See "Underwriting" for a description of the compensation payable to the underwriters.

We have granted the underwriters an option for a period of 30 days to purchase up to 784,224 additional shares of common stock.

Investing in our common stock involves a high degree of risk. See "Risk factors" beginning on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about July 10, 2020.

J.P. Morgan	Morgan Stanley	Jefferies	Evercore ISI

July 7, 2020

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under "Where You Can Find More Information." You should carefully read this prospectus as well as additional information described under "Incorporation of Certain Information by Reference," before deciding to invest in our common stock.

We are responsible for the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any other information other than in this prospectus, and we take no responsibility for, and the underwriters have not taken responsibility for, any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies' trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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Prospectus summary

This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus or incorporated by reference. This summary does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read the entire prospectus carefully, especially the "Risk factors" section of this prospectus." Except where the context otherwise requires or where otherwise indicated, the terms "Akero," "we," "us," "our," "our company," "the company," and "our business" refer to Akero Therapeutics, Inc., together with its subsidiary, as appropriate.

Overview

We are a cardio-metabolic nonalcoholic steatohepatitis, or NASH, company developing pioneering medicines designed to restore metabolic balance and improve overall health for NASH patients. Our lead product candidate, Efruxifermin (EFX), formerly known as AKR-001, is a proprietary fibroblast growth factor, or FGF21, analog with unique properties that we believe has the potential to address the core processes underlying NASH pathogenesis, with the potential to restore healthy fat metabolism in the liver, reduce hepatocyte stress, mitigate inflammation and resolve fibrosis. FGF21 is an endocrine hormone that acts on the liver, pancreas, muscle and adipose tissue to regulate the metabolism of lipids, carbohydrates and proteins. Acting as a paracrine hormone, FGF21 also plays a critical role in protecting cells against stress. These attributes make FGF21 agonism a compelling therapeutic mechanism, but native FGF21 is limited by its short half-life in the bloodstream. EFX has been engineered with the objective of increasing human FGF21's half-life sufficiently to enable dosing once-weekly or once every two weeks, while seeking to retain the native biological activity of FGF21.

Emerging EFX therapeutic profile

We recently completed the main portion of a Phase 2a clinical trial, known as the BALANCED study, which enrolled 80 patients with biopsy-confirmed NASH. This main study was a multicenter, randomized, double-blind, placebo-controlled, dose-ranging study that evaluated three EFX dose groups after 16 weeks of treatment. A separate cohort evaluating treatment of 30 patients with compensated cirrhosis (F4), Child-Pugh Class A, is currently enrolling.

In March 2020, we reported primary and secondary endpoint results related to liver fat reduction and ALT reduction for the main study. All EFX groups met the primary and secondary endpoints related to reductions in liver fat, as measured by MRI-PDFF, and ALT, with 71 and 72% relative reductions in liver fat for the top two dose groups, 50mg and 70mg. In addition, all EFX patients with week 12 MRI-PDFF results were designated treatment responders, having achieved at least a 30% relative reduction in liver fat. In June 2020, we announced additional results of a 16-week analysis of secondary and exploratory endpoints, including histological results from paired biopsies for treatment responders. Of the 40 EFX treatment responders who had end-of-treatment biopsies, we observed that 48% achieved improvement in liver fibrosis of at least one stage and no worsening of NASH and 28% achieved at least a two-stage improvement in liver fibrosis. Sixty-two percent of treatment responders in the 50mg dose group achieved one-stage improvement in liver fibrosis and no worsening of NASH. In addition, 48% of EFX patients achieved NASH resolution and no worsening of liver fibrosis, including 54% of patients in the 50mg dose group.

Improvements in glycemic control and dyslipidemia, as well as weight loss, were also observed across all dose groups. Treatment with EFX was generally reported to be well tolerated. The most commonly reported study drug-related treatment emergent adverse events were transient, mild to moderate gastrointestinal, or GI, events. We believe these results indicate the potential of EFX to help redirect calories away from the liver, reduce liver fat, alleviate hepatocyte stress, inhibit inflammation, and resolve fibrosis in patients with NASH, as well as to reduce susceptibility to cardiovascular disease and diabetes-related diseases, such as nephropathy. We therefore believe that, if approved, EFX has the potential to be an important monotherapy for the treatment of NASH and may provide other improvements for patients that help reduce the risk of cardiovascular disease and diabetes-related diseases among NASH patients.

About NASH

The rapidly rising prevalence of NAFLD and NASH is driven by the global obesity epidemic. Poor diet and lack of exercise lead to caloric overburdening of the liver and accumulation of excessive liver fat. In patients with NASH, excessive liver fat leads to hepatocyte stress, which triggers localized inflammation and, as disease progresses, can lead to fibrosis and ultimately cirrhosis. According to a study published in Hepatology (2018), the prevalence of NASH in the United States is projected to increase from an estimated 17.3 million in 2016 to 27.0 million by 2030. In particular, the prevalence of patients with advanced fibrosis in the United States is projected to more than double between 2016 and 2030. NASH is the liver manifestation of metabolic syndrome and is frequently associated with insulin resistance and Type 2 diabetes. Additionally, patients with NASH have high rates of cardiovascular-related events, such as stroke and heart attack, with cardiovascular disease being the leading cause of death in patients with NASH. There are currently no approved therapies for NASH, while emerging potential NASH therapies in late-stage clinical development have shown limited efficacy or may be limited by unwanted side effects.

Background and team

In June 2018, we acquired exclusive global development and commercialization rights to EFX from Amgen Inc., or Amgen, which leveraged its deep protein engineering expertise to design and develop EFX. As of June 30, 2020, our patent portfolio relating to EFX and other peptides included 141 issued patents and 30 pending patents worldwide, with expected patent exclusivity up to 2034 in the United States, including potential patent term extension. Since EFX is a biologic, marketing approval would also provide twelve years of market exclusivity from the approval date of a Biologics License Application, or BLA, in the United States.

Our management team has extensive experience in drug discovery, development and commercialization, and has been involved in the approvals of more than 20 medicines. Our Chief Executive Officer, Andrew Cheng, MD, PhD, previously Chief Medical Officer at Gilead, was responsible for clinical development for Gilead's HIV program. Our Chief Development Officer, Kitty Yale, led global clinical operations and management of Gilead's oncology, HIV, inflammation and liver disease trials. Our Chief Scientific Officer, Tim Rolph, DPhil, formerly Chief Scientific Officer of Pfizer's Cardiovascular & Metabolic Disease Research Unit, previously oversaw Pfizer's FGF21 program. We believe that our team is well positioned to leverage its collective experience in drug development and in-depth knowledge of FGF21 biology and metabolic diseases to develop and commercialize products that will have significant benefits for patients with NASH and other serious metabolic diseases with high unmet medical need.

Phase 2a BALANCED study results

A total of 80 subjects with biopsy-confirmed NASH were enrolled into the main BALANCED study. Baseline demographics were consistent with what has been reported in other NASH clinical studies and are generally representative of the NASH population. Mean liver fat content ranged from about 18 to 21%.

Mean NAFLD activity score, or NAS, ranged from 5.1 to 5.6. Roughly 62 to 65% of patients were fibrosis stage F2 or F3.

The primary endpoint of the main BALANCED study was absolute reduction in liver fat, with secondary endpoints for relative reduction in liver fat, the proportion of patients with at least 30% relative reduction in liver fat, and the liver enzyme ALT. All of these measures were taken at week 12 with statistical calculations based on the Full Analysis Set of all randomized patients. We observed substantial and highly significant reductions across all dose groups. Specifically, as shown in the figure below, we observed mean absolute reductions in liver fat of 12 to 14%, and mean relative reductions in liver fat of 63 to 72%, for EFX groups, compared with –0.3 and 0% for placebo, respectively.

As would be expected from large mean relative reductions of 71% and 72% in the 50mg and 70mg dose groups, respectively, a substantial number of individual patients in the top two dose groups had relative reductions of liver fat of greater than 80%. Shown in the figure below are MRI-PDFF images at baseline and week 12 for a patient who achieved a 90% relative reduction in liver fat—from 22% to 2%.

Highly statistically significant results were also observed for the proportion of subjects achieving at least a 30% relative reduction in liver fat. As shown in the figure below, the response rate was 100% for EFX patients, compared with 10% for placebo. These results are based on the MRI-PDFF Evaluable Analysis Set, which includes patients who had week 12 MRI results and excludes patients who discontinued from treatment prior to a week 12 MRI measurement.

The high mean relative reduction coupled with a 100% response was accompanied by substantial portions of EFX patients achieving normal levels of liver fat. As shown in the figure below, 53% and 67% of the 50mg and 70mg patients, respectively, normalized their liver fat in 12 weeks compared with 5% for placebo. Normal liver fat is defined by less than or equal to 5% absolute liver fat.

We observed rapid and sustained reductions in multiple markers of liver injury. As shown in the figure below, we observed statistically significant reductions in ALT of approximately 40 to 50% for all dose groups, which held steady from week 8 through the end of the study with evidence of sustained improvements apparent four weeks post the last dose on week 16. Similar dose-related improvements were observed for three other liver injury markers, AST, GGT, and ALP.

Positive results were observed for the serum biomarker of new collagen synthesis, Pro-C3. Pro-C3 is an important marker because, similar to MRI-PDFF, it provides a view of the whole liver, in this case an indication of new collagen synthesis which underlies development of fibrosis. Statistically significant reductions of 27 to 34% were observed across the EFX groups, compared with a 4% increase in Pro-C3 for placebo.

Favorable histology results were observed following the full 16-week treatment period. As shown in the next two figures, approximately half of the 40 EFX treatment responders achieved an improvement of at least one stage in liver fibrosis and no worsening of NASH, and about half achieved NASH resolution and no worsening of liver fibrosis. These are the two histology endpoints defined by both the U.S. Food and Drug Administration, or FDA, and the European Medicines Agency for use in Phase 3 registrational trials to support NASH (fibrosis stage F1-F3) as a treatment indication. All histology measures were based on the Liver Biopsy Evaluable Analysis Set, or BAS, which consists of all responders who had baseline and end-of-treatment liver biopsy results. All baseline and end-of-treatment biopsies were centrally read by a single NASH-CRN pathologist, who was blinded to both treatment assignment and patient. Baseline biopsies were not re-read with end-of-treatment biopsies. Secondary and exploratory histological endpoints were not powered for statistical significance.

The secondary histology endpoint for the study was the proportion of subjects who had at least a 2-point reduction in NAS and no worsening of fibrosis. On this measure we observed a highly consistent 77 to 79% response rate across EFX dose groups, consisting of a total of 31 EFX responders. This result compared with a single placebo responder, translating to a 50% placebo response rate.

The low placebo response rate for relative reduction in liver fat of at least 30% had an enriching effect for the NAS histology endpoints in the BALANCED study. Only two placebo patients met the responder definition of achieving at least a 30% relative reduction in liver fat, while the remaining 18 were non-responders. Therefore, a single positive placebo patient response on any histology measure translated to a 50% response rate (1 of 2 placebo subjects in the BAS). The single placebo patient with a positive response in the figure above had an 11%, or 25-pound, reduction in body weight over 16 weeks.

We also calculated the proportion of subjects who achieved at least a 2-stage improvement in fibrosis. As shown in the table below, we observed a 28% response rate for the all EFX group, compared with 0% for placebo.

The highest numerical results in histology measures was observed for the 50mg dose group, including:

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62% ≥1-stage improvement in liver fibrosis and no worsening of NASH;
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54% NASH resolution and no worsening of liver fibrosis;
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39% combination of both ≥1-stage improvement in liver fibrosis and NASH resolution; and
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38% ≥2-stage improvement in liver fibrosis.

Combining these histological outcomes with the highly consistent reductions of liver fat, improvements in markers of liver injury, and reductions in Pro-C3 across all doses, EFX has delivered rapid and meaningful clinical effects. We believe that larger and longer-term studies hold the potential to yield impressive histological outcomes.

Treatment with EFX was reported to be generally well tolerated, as summarized in the table below. There were no deaths in the study. One patient was discontinued in the placebo arm, two in the 28mg dose group and four in the 70mg dose group. There were no discontinuations due to any Adverse Event for the 50mg dose group, which, as indicated above, had the highest numerical histological responses among EFX dose groups. There were two Serious Adverse Events, one of which was related to a procedural complication that occurred prior to dosing for a patient in the 28mg group. One patient in the 70mg arm experienced acute pancreatitis with subsequent diabetic ketoacidosis, which led to study discontinuation. This patient entered the study with morbid obesity, severe insulin resistance and hyperinsulinemia. Obesity, and particularly morbid obesity, significantly increase the risk of acute pancreatitis, with an incidence of up to about 1% reported in other Phase 2 NASH studies. Preclinical data suggests that FGF21 alleviates stress on the pancreas and would thus not be expected to cause pancreatitis.

There were no treatment-related effects on blood pressure, heart rate, or bone mineral density.

The most commonly reported study drug related treatment emergent adverse events were transient, mild to moderate gastrointestinal, or GI, events, with diarrhea being the most frequent. The majority of GI events were grade 1 and resolved on study drug. These events were often single episodes that occurred in the first month of treatment, with overall frequency having decreased markedly by the second 8 weeks of dosing. There were no study discontinuations for diarrhea.

As shown in the figure below, we observed that EFX elicited clinically meaningful improvements in multiple markers of glycemic control, including HbA1c, HOMA-IR, C-Peptide, and adiponectin. We believe these improvements may be attributed to insulin sensitization. HbA1c is the clinical diagnostic for long-term control of blood glucose. We observed significant absolute reductions in HbA1c in the 50 and 70 mg dose groups of 0.4 and 0.5%, respectively, as compared with an increase of 0.1% for placebo. EFX's potential to increase insulin sensitization is evidenced by the lower values for HOMA-IR, with reductions of 17, 26 and 49% for the 28mg, 50mg, and 70mg dose groups, respectively. By comparison, HOMA-IR increased almost 150% for the placebo group. We also observed significantly lower levels of C-peptide, which indicates reduced rates of insulin secretion and thus points to increased insulin sensitization. Specifically, we observed significant reductions from baseline of 24, 26 and 33% for 28, 50 and 70 mg, compared to an increase of 23% for placebo. Finally, we also observed elevated levels of adiponectin, which is generally accepted as a biomarker of insulin sensitivity: with 69, 88 and 120% increases for 28, 50 and 70 mg, compared with a decrease of 4% for placebo.

The overall improvement in glycemic control is consistent with observations previously reported by Amgen after treating type-2 diabetic subjects for 4 weeks. Enhancing glycemic control by improving insulin sensitization is desirable because it rectifies the fundamental driver of type-2 diabetes, which is insulin resistance. As a result, we believe EFX has the potential to achieve a sustained reduction in HbA1c.

Improvement in glycemic control at 50mg and 70mg was accompanied by mean reductions in body weight of 2.3kg and 3.7kg, after 16 weeks, as shown in the figure below. This is the first reported reduction in body weight following longer-term treatment with an FGF21 analog. We believe the potential for weight loss will be an attractive factor to clinicians and NASH patients.

More than 80% of NASH subjects are dyslipidemic, with elevated levels of triglycerides and LDL-cholesterol, and lower levels of HDL-cholesterol. Dyslipidemia is a major contributor to the high incidence of cardiovascular morbidity and mortality among NASH patients. As shown in the figure below, we observed strong improvements in lipoprotein profile following 16 weeks of treatment across all dose groups.

We believe EFX holds the potential to be a promising monotherapy for the treatment of NASH, if approved. NASH is a complex disease, and its treatment ideally would include intervening at all of the various stages of its pathogenesis. Based on the results of the BALANCED study to date, we believe EFX could potentially address all of the various stages of NASH pathogenesis in a single treatment: reducing steatohepatitis, resolving fibrosis and helping restore healthy metabolism to the whole body.

Pending consultation with FDA, we expect to begin the next clinical trial during the first half of 2021. We expect to have drug product derived from recently manufactured drug substance ready for use by the first quarter of 2021. We expect our research and development expenses to vary from period to period, driven primarily by spending required to conduct clinical trials and manufacturing expenses for EFX.

Recent Developments

Financial Updates

As of June 30, 2020, we had approximately $103.1 million of cash, cash equivalents and short-term marketable securities. These amounts have not been audited, reviewed, or compiled by our independent registered public accounting firm. Our actual cash, cash equivalents and short-term marketable securities as of June 30, 2020 may differ from these amounts after we complete our comprehensive accounting procedures for the three months ended June 30, 2020. Our financial statements for the three and six months ended June 30, 2020 will not be available until after this offering is completed, and consequently will not be available to you prior to investing in this offering.

Corporate information

We were incorporated in January 2017 under the laws of the State of Delaware under the name Pippin Pharmaceuticals, Inc. On May 16, 2018, we changed our name to Akero Therapeutics, Inc. Our principal executive offices are located at 601 Gateway Boulevard, Suite 350, South San Francisco, CA 94080, and our telephone number is (650)-487-6488. Our website address is www.akerotx.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of being an emerging growth company

We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

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two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced "Management's discussion and analysis of financial condition and results of operations" disclosure;

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reduced disclosure about our executive compensation arrangements;

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no non-binding advisory votes on executive compensation or golden parachute arrangements; and

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exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an emerging growth company, we may rely on certain of these exemptions, including without limitation, providing an auditor's attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public emerging growth companies that have not elected to avail themselves of this exemption.

The offering

Common stock offered by us	5,228,166 shares
Common stock to be outstanding immediately after this offering	33,899,388 shares (or 34,683,612 shares if the underwriters exercise their option to purchase additional shares in full)
Option to purchase additional shares	We have granted the underwriters an option exercisable for a period of 30 days to purchase up to additional shares of our common stock.
Use of proceeds
We estimate that we will receive net proceeds from the sale of shares of our common stock in this offering of approximately $176.3 million, or $202.8 million if the underwriters exercise their option to purchase additional shares in full, based on the public offering price of $36.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering, together with our existing cash, cash equivalents and marketable securities, for our clinical development of efruxifermin, manufacturing to support our future clinical trials, potential in-licensing to diversify our pipeline, and the remainder for working capital and other general corporate purposes. For a more complete description of our intended use of the proceeds from this offering, see "Use of proceeds."
Risk factors	You should carefully read the "Risk factors" section of this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.
The Nasdaq Global Select Market symbol	"AKRO"

The number of shares of our common stock to be outstanding after this offering is based on 28,671,222 shares of our common stock outstanding as of March 31, 2020, and excludes:

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2,193,592 shares of common stock issuable upon the exercise of stock options under the Akero Therapeutics, Inc. 2018 Stock Option and Grant Plan, or the 2018 Plan, as of March 31, 2020 at a weighted-average exercise price of $3.69 per share;

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901,858 shares of common stock issuable upon the exercise of stock options under the Akero Therapeutics, Inc. 2019 Stock Option and Incentive Plan, or the 2019 Plan, as of March 31, 2020 at a weighted-average exercise price of $20.30 per share;

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2,812,364 shares of common stock reserved for future issuance as of March 31, 2020 under our 2019 Stock Option and Incentive Plan, or the 2019 Plan, of which 91,000 shares are issuable upon the exercise of stock options granted subsequent to March 31, 2020 at a weighted-average price of $25.15 per share; and

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555,042 shares of our common stock reserved for future issuance under our 2019 Employee Stock Purchase Plan as of March 31, 2020.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to the following:

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no exercise of the outstanding options referred to above; and

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no exercise by the underwriters of their option to purchase up to 784,224 additional shares of our common stock in this offering.

Risk factors

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below and in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments thereto reflected in subsequent filings with the SEC, each of which are incorporated by reference in this prospectus, and all of the other information in this prospectus, including our financial statements and related notes incorporated by reference herein. If any of these risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline and you could lose part or all of your investment. Additional risks and uncertainties that are not yet identified or that we currently believe to be immaterial may also materially harm our business, financial condition, results of operations and prospects and could result in a complete loss of your investment.

Risks related to this offering and our common stock

The market price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock is likely to be volatile and subject to wide fluctuations in response to various factors, some of which we cannot control. In addition to the factors discussed in this "Risk Factors" section and elsewhere in this prospectus, these factors include:

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developments associated with our license with Amgen, including any termination or other change in our relationship with Amgen;

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the success of competitive products or technologies;

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regulatory actions with respect to our product candidate or any future product candidates or our competitors' product candidates or products;

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results of clinical trials of our product candidate or any future product candidates or those of our competitors;

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actual or anticipated changes in our growth rate relative to our competitors;

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announcements by us or our competitors or collaborators of significant acquisitions, strategic collaborations, joint ventures, collaborations or capital commitments;

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regulatory, legal or payor developments in the United States and other countries;

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developments or disputes concerning patent applications, issued patents or other proprietary rights;

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the recruitment or departure of key personnel;

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the level of expenses related to any of our product candidate or any future product candidates or clinical development programs;

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the results of our efforts to in-license or acquire additional product candidates or products;

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actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

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variations in our financial results or those of companies that are perceived to be similar to us;

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fluctuations in the valuation of companies perceived by investors to be comparable to us;

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share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

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announcement or expectation of additional financing efforts;

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sales of our common stock by us, our insiders or our other stockholders;

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changes in the structure of healthcare payment systems;

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general economic, industry and market conditions, including the coronavirus disease 2019 ("COVID-19") pandemic;

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market conditions in the pharmaceutical and biotechnology sectors; and

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general economic, industry and market conditions.

In addition, the stock market in general, and the market for biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies, including very recently in connection with the ongoing COVID-19 pandemic, which has resulted in decreased stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. Broad market and industry factors, including potentially worsening economic conditions and other adverse effects or developments relating to the ongoing COVID-19 pandemic, may significantly reduce the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in this "Risk Factors" section, could have a dramatic and material adverse impact on the market price of our common stock.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Because of potential volatility in our trading price and trading volume, we may incur significant costs from class action securities litigation.

Holders of stock in companies that have a volatile stock price frequently bring securities class action litigation against the company that issued the stock. We may be the target of this type of litigation in the future. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. A stockholder lawsuit could also divert the time and attention of our management. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could seriously harm our business.

We are an "emerging growth company" as defined in the JOBS Act and a "smaller reporting company" as defined in the Exchange Act and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies, which could make our common stock less attractive to investors and adversely affect the market price of our common stock.

For so long as we remain an "emerging growth company" as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements applicable to public companies that are not "emerging growth companies" including:

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the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

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the "say on pay" provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute" provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of our executive officers; and

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the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Exchange Act and instead provide a reduced level of disclosure concerning executive compensation.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company, which in certain circumstances could be for up to five years. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We are also a "smaller reporting company" as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenues were more than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates was more than $700.0 million measured on the last business day of our second fiscal quarter.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some, but not all, of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an "emerging growth company" and "smaller reporting company." We have elected to avail ourselves of this exemption and, therefore, we are not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies or smaller reporting companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations. In addition, our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an "emerging growth company," which may increase the risk that material weaknesses or significant deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as a "smaller reporting company" or an "emerging growth company," we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value of your shares.

The offering price of our common stock is substantially higher than the net tangible book value of our common stock before giving effect to this offering. Therefore, if you purchase shares of our common stock in this offering, you will incur immediate substantial dilution of $27.31 per share, based on the public offering price of $36.00 per share, and our net tangible book value as of March 31, 2020. Furthermore, if the underwriters exercise their option to purchase additional shares, you will experience further dilution. For additional information on the dilution that you will experience immediately after this offering, see the section titled "Dilution."

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Anti-takeover provisions under our organizational documents and Delaware law could delay or prevent a change of control, which could limit the market price of our common stock and may prevent or frustrate attempts by our stockholders to replace or remove our current management.

Our fourth amended and restated certificate of incorporation and second amended and restated bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions include:

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a board of directors divided into three classes serving staggered three-year terms, such that not all members of the board will be elected at one time;

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a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at a meeting of our stockholders;

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a requirement that special meetings of the stockholders may be called only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons;

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advance notice requirements for stockholder proposals and nominations for election to our board of directors;

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a requirement that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds (2/3) of all outstanding shares of our voting stock then entitled to vote in the election of directors;

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a requirement of approval of not less than a majority of all outstanding shares of our voting stock to amend any bylaws by stockholder action and not less than two-thirds (2/3) of all outstanding shares of our voting stock to amend specific provisions of our certificate of incorporation; and

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the authority of the board of directors to issue preferred stock on terms determined by the board of directors without stockholder approval, which preferred stock may include rights superior to the rights of the holders of common stock.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These anti-takeover provisions and other provisions in our fourth amended and restated certificate of incorporation and second amended and restated bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

Our second amended and restated bylaws designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our second amended and restated bylaws provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, and employees to us or our stockholders, (iii) any action asserting a claim against us or any of our current or former directors, officers, or other employees or stockholders, arising out of or pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our second amended and restated bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. This exclusive forum provision will not apply to any causes of action arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our second amended and restated bylaws will provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the foregoing provisions. Additionally, the forum selection clause in our second amended and restated bylaws may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

We have chosen the Court of Chancery of the State of Delaware as the exclusive forum for such causes of action because we are incorporated in the State of Delaware and we are familiar with the procedures and rules applicable in such forum.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts may not publish an adequate amount of research on us, which may negatively impact the trading price for our stock. In addition, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. Further, if our operating results fail to meet the forecasts of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Special note regarding forward-looking statements

This prospectus and the documents incorporated by reference contain forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements involve risks, uncertainties, and other factors that may cause actual results, levels of activity, performance are often, but are not always, made through the use of words or phrases such as "may," "will," "could," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "projects," "seeks," "endeavor," "potential," "continue," and similar expressions, or the negative of these terms, or similar expressions. Accordingly, these statements involve estimates, assumptions, risks and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus herein, and in particular those factors referenced in the section "Risk Factors."

This prospectus, any related free writing prospectus and the information and documents incorporated herein contain contains forward-looking statements that are based on our management's belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties our or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

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the success, cost and timing of our product development activities and clinical trials, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work, the period during which the results of the trials will become available, and our research and development programs;

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our ability to complete Cohort C in our ongoing Phase 2a clinical trial of EFX in NASH patients, including the ability to complete patient enrollment and obtain data during the ongoing COVID-19 pandemic;

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our ability to manufacture drug product and submit an acceptable IND package to support our planned Phase 2b clinical trial during the ongoing COVID-19 pandemic;

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our ability to initiate and complete enrollment and collect sufficient data in our planned Phase 2b/3 clinical trial of EFX for the treatment of NASH during the ongoing COVID-19 pandemic;

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the potential for COVID-19 or other pandemic, epidemic or outbreak of an infectious disease, including COVID-19, to disrupt our business plans, product development activities, ongoing clinical trials, including the timing and enrollment of patients, the health of our employees and the strength of our supply chain;

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our ability to advance any product candidate into or successfully complete any clinical trial;

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our ability to successfully manufacture our product candidates for clinical trials or for commercial use, if approved;

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the potential for our identified research priorities to advance our technologies;

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our ability to obtain and maintain regulatory approval, if obtained, of EFX or any future product candidates, and any related restrictions, limitations and/or warnings in the label of an approved product candidate;

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the ability to license additional intellectual property relating to any future product candidates and to comply with our existing license agreement;

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our ability to commercialize our products in light of the intellectual property rights of others;

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the success of competing therapies that are or become available;

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our ability to obtain funding for our operations, including funding necessary to complete further development and commercialization of our product candidates;

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the commercialization of our product candidates, if approved;

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our plans to research, develop and commercialize our product candidates;

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our ability to attract collaborators with development, regulatory and commercialization expertise;

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future agreements with third parties in connection with the commercialization of our product candidates and any other approved product;

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the size and growth potential of the markets for our product candidates, and our ability to serve those markets;

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the rate and degree of market acceptance of our product candidates;

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regulatory developments in the United States and foreign countries;

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our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;

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our ability to attract and retain key scientific or management personnel;

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the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

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the impact of laws and regulations; and

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our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates.

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties and other factors more fully discussed in the "Risk Factors" section in this prospectus and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under "Item 1A. Risk Factors" of Part II and elsewhere in our most recent Quarterly Report on Form 10-Q for the period ended March 31, 2020 and our Current Reports on Form 8-K.

In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this prospectus and the documents we incorporate by reference herein represent our views as of their respective dates. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

Use of proceeds

We estimate that the net proceeds to us from the sale of the shares of our common stock in this offering will be approximately $176.3 million, or approximately $202.8 million if the underwriters exercise their option to purchase additional shares in full, based on the public offering price of $36.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering, together with our existing cash, cash equivalents and marketable securities, for our clinical development of efruxifermin, manufacturing to support our future clinical trials, potential in-licensing to diversify our pipeline, and the remainder for working capital and other general corporate purposes.

We may also use a portion of our net proceeds to co-develop, acquire or invest in products, technologies or businesses that are complementary to our business. However, we currently have no agreements or commitments to complete any such transaction.

We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Due to uncertainties inherent in the product development process, it is difficult to estimate the exact amounts of the net proceeds that will be used for any particular purpose. We may use our existing cash and cash equivalents and the future payments, if any, generated from any future collaboration agreements to fund our operations, either of which may alter the amount of net proceeds used for a particular purpose. In addition, the amount, allocation and timing of our actual expenditures will depend upon numerous factors, including the results of our research and development efforts, the timing and success of clinical trials and the timing of regulatory submissions. Accordingly, we will have broad discretion in using these proceeds.

Pending the uses described above, we plan to invest the net proceeds of this offering in short- and immediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Dividend policy

We have never declared or paid cash dividends on our capital stock. We intend to retain all of our future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends to our stockholders in the foreseeable future.

Dilution

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the assumed public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

As of March 31, 2020, we had net tangible book value of approximately $118.3 million, or $4.13 per share of our common stock, based upon 28,671,222 shares of our common stock outstanding as of that date. Historical net tangible book value per share is the amount of our total tangible assets less our total liabilities. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering. Historical net tangible book value per common share is our historical net tangible book value divided by the number of shares of common stock outstanding as of March 31, 2020.

After giving further effect to our issuance and sale of 5,228,166 shares of our common stock in this offering at the offering price of $36.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2020 would have been approximately $294.6 million, or approximately $8.69 per share. This represents an immediate increase in as adjusted net tangible book value per share of $4.56 to our existing stockholders and an immediate dilution in as adjusted net tangible book value per share of approximately $27.31 to new investors purchasing common stock in this offering. Dilution per share to new investors purchasing common stock in this offering is determined by subtracting as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:

Public offering price per share		$36.00
Historical net tangible book value per share as of March 31, 2020	$4.13

As adjusted net tangible book value per share after this offering		8.69

Dilution per share to new investors purchasing common stock in this offering		$27.31

If the underwriters exercise their option to purchase additional shares of common stock in this offering in full at the public offering price of $36.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, the as adjusted net tangible book value per share after this offering would be $9.26 per share, and the dilution in as adjusted net tangible book value per share to new investors purchasing common stock in this offering would be $26.74 per share.

The foregoing tables and calculations are based on 28,671,222 shares of our common stock outstanding as of March 31, 2020, and excludes:

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3,095,450 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2020 at a weighted-average exercise price of $8.53 per share;

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2,812,364 shares of common stock reserved for future issuance as of March 31, 2020 under our 2019 Stock Option and Incentive Plan, or the 2019 Plan, of which 91,000 shares are issuable upon the exercise of stock options granted subsequent to March 31, 2020 at a weighted-average price of $25.15 per share; and

•
555,042 shares of our common stock reserved for future issuance under our 2019 Employee Stock Purchase Plan as of March 31, 2020.

To the extent that new stock options are issued or any outstanding options are exercised, or we issue additional shares of common stock in the future, there will be further dilution to new investors. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Principal stockholders

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of June 30, 2020, as adjusted to reflect the sale of common stock offered by us in this offering, for:

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each of our named executive officers;

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each of our directors;

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all of our executive officers and directors as a group; and

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each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, and includes securities that the individual or entity has the right to acquire, such as through the exercise of stock options, within 60 days of June 30, 2020. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them.

The percentage of beneficial ownership prior to this offering in the table below is based on 28,683,679 shares of common stock deemed to be outstanding as of June 30, 2020, and the percentage of beneficial ownership after this offering in the table below is based on 33,911,845 shares of common stock assumed to be outstanding after the closing of the offering. The information in the table below assumes no exercise of the underwriters' option to purchase additional shares.

The following table does not reflect any potential purchases by these stockholders or their affiliated entities. If any shares are purchased by these stockholders, the number of shares of common stock beneficially owned after this offering and the percentage of common stock beneficially owned after this offering would increase from that set forth in the table below.

Except as otherwise noted below, the address for persons listed in the table is c/o Akero Therapeutics, Inc., 601 Gateway Boulevard, Suite 350, South San Francisco, CA 94080.

	Shares beneficially owned
Name and address of beneficial owner(1)	Number	Percentage

Greater-than-5% Stockholders:
Amgen Inc.(2)	1,905,698	6.64%
Apple Tree Partners IV, L.P.(3)	5,415,203	18.88%
Entities affiliated with Atlas Venture(4)	3,110,491	10.84%
Entities affiliated with Janus Henderson(5)	2,766,820	9.65%
venBio Global Strategic Fund II, L.P.(6)	3,150,019	10.98%
Versant Venture Capital VI, L.P.(7)	2,736,572	9.54%
Named Executive Officers and Directors:
Andrew Cheng, M.D., Ph.D.(8)	1,070,744	3.64%
William White(9)	154,445	*
Jonathan Young, J.D., Ph.D.(10)	315,601	1.10%
Timothy Rolph, DPhil(11)	314,934	1.10%
Kevin Bitterman, Ph.D.(12)	6,500	*
Seth L. Harrison, M.D,(13)	6,500	*
Jane P. Henderson(14)	18,265	*
Tomas J. Heyman(15)	1,444	*
Mark Iwicki(16)	63,731	*
Graham Walmsley, M.D., Ph.D.(17)	6,500	*
All executive officers and directors as a group (11 persons)(18)	2,229,772	7.45%

*      Represents beneficial ownership of less than one %.

(1)    Unless otherwise indicated, the address for each beneficial owner is c/o Akero Therapeutics, Inc., 601 Gateway Boulevard, Suite 350, South San Francisco 94080.

(2)    Information herein is solely based on a Schedule 13G filed by Amgen Inc. with the SEC on February 10, 2020. Consists of 1,905,698 shares of common stock held by Amgen Inc. The mailing address of Amgen Inc. is One Amgen Center Drive, Thousand Oaks, CA 91320.

(3)    Information herein is solely based on a Schedule 13F filed by Apple Tree Partners IV, L.P., ATP III GP, Ltd. and Seth L. Harrison with the SEC on February 3, 2020. Consists of 5,415,203 shares of common stock held by Apple Tree Partners IV, L.P. ("ATP"). ATP is managed by ATP III GP, Ltd., the sole director of which is Dr. Seth L. Harrison. Dr. Seth L. Harrison is also a member of our board of directors. Dr. Harrison disclaims beneficial ownership of the shares listed, except to the extent of his pecuniary interest therein. The mailing address of Apple Tree Partners IV, L.P. is 230 Park Avenue, Suite 2800, New York, NY 10169.

(4)   Information herein is solely based on Form 4s filed with the SEC by (i) Atlas Venture Fund XI, L.P., a Delaware limited partnership ("Atlas XI") on January 2, 2020 and (ii) Atlas Venture Opportunity Fund I, L.P. ("AVO I") on February 10, 2020. Consists of (a) 2,706,412 shares of common stock held by Atlas XI and (b) 404,079 shares of common stock held by AVO I. Atlas Venture Associates XI, L.P. ("AVA XI LP") is the general partner of Atlas XI and Atlas Venture Associates XI, LLC ("AVA XI LLC" and together with Atlas XI and AVA XI LP, the "Fund XI Reporting Persons") is the general partner of AVA XI LP. Each of AVA XI LP and AVA XI LLC has voting and dispositive power over the shares held by Atlas XI. As such, each of the Fund XI Reporting Persons share voting and dispositive power with respect to the shares held by Atlas XI. Atlas Venture Associates Opportunity I, L.P. ("AVAO LP") is the general partner of AVO I and Associates Opportunity I, LLC ("AVAO LLC" and together with AVO I and AVAO LP, the "Opportunity Fund Reporting Persons") is the general partner of AVAO LP. Each of AVAO LP and AVAO LLC has voting and dispositive power over the shares held by AVO I. As such, each of the Opportunity Fund Reporting Persons share voting and dispositive power with respect to the shares held by AVO I. Bruce Booth, Jean-Francois Formela, David Grayzel, Jason Rhodes, and Kevin Bitterman are the members of AVA IX LLC and AVAO LLC and collectively make investment decisions on behalf of Atlas Fund XI and Atlas Fund I. Kevin Bitterman is also a member of our board of directors. Mr. Bitterman disclaims beneficial ownership of the shares listed, except to the extent of his pecuniary interest therein. The mailing address of Atlas XI and AVO I is 400 Technology Square, 10th Floor, Cambridge, MA 02139.

(5)    Information herein is solely based on a Schedule 13F filed by Janus Henderson Group plc with the SEC on May 14, 2020. Consists of 2,766,820 shares of common stock held by Janus Henderson Group plc ("Janus Henderson"). Janus Henderson has an indirect 97% ownership stake in Intech Investment Management LLC ("Intech") and a 100% ownership stake in Janus Capital Management LLC ("JCM"), Perkins Investment Management LLC ("Perkins"), Geneva Capital Management LLC ("Geneva"), Henderson Global Investors Limited ("HGIL") and Janus Henderson Investors Australia Institutional Funds Management Limited ("JHIAIFML"), (each an "Asset Manager" and collectively as the "Asset

Managers"). Due to the above ownership structure, holdings for the Asset Managers are aggregated for purposes of this filing. Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, JCM may be deemed to be the beneficial owner of the shares held by such Managed Portfolios. However, JCM does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The mailing address for Janus Henderson Global Life Sciences Fund is 151 Detroit Street, Denver, CO 80206.

(6)   Information herein is solely based on a Form 4 filed by venBio Global Strategic Fund II, L.P. (the "venBio Fund") with the SEC on March 6, 2020. Consists of 3,150,019 shares of common stock (the "Fund Shares") held by the venBio Fund. venBio Global Strategic GP II, L.P., (the "General Partner") is the sole general partner of the venBio Fund. venBio Global Strategic GP II, Ltd., ("GP Ltd.") is the sole general partner of the General Partner. Robert Adelman and Corey Goodman are directors of GP Ltd. As the sole general partner of the venBio Fund, the General Partner may be deemed to own beneficially the Fund Shares. As the sole general partner of the General Partner, the GP Ltd. likewise may be deemed to own beneficially the Fund Shares. As directors of the GP Ltd., each of the Directors likewise may be deemed to own beneficially the Fund Shares. The address for the Fund, the General Partner and GP Ltd. is c/o venBio Partners, LLC, 1700 Owens Street, Suite 595, San Francisco, CA 94158.

(7)    Information herein is solely based on a Schedule 13F filed by Versant Venture Management, LLC. with the SEC on April 28, 2020. Consists of 2,736,572 shares of common stock held by Versant Venture Capital VI, L.P. ("Versant VI"). Versant Ventures VI GP, L.P. ("Versant VI GP LP") is the sole general partner of Versant VI and Versant VI GP-GP, LLC is the sole general partner of Versant VI GP LP. Thomas Woiwode, Bradley Bolzon, Kirk Nielsen, Robin Praeger, and Jerel Davis, are the managing directors of Versant VI LLC and may be deemed to share voting and investment power over the shares held by Versant VI. The mailing address for Versant Venture Capital VI, L.P. is One Sansome, Suite 3630, San Francisco, CA 94104.

(8)   Consists of: (i) 327,559 shares of common stock held by Dr. Cheng and (ii) 743,185 shares of common stock underlying options exercisable within 60 days of June 30, 2020.

(9)   Consists of: (i) 2,270 shares of common stock held by Mr. White and (ii) 152,175 shares of common stock underlying options exercisable within 60 days of June 30, 2020.

(10)  Consists of: (i) 184,845 shares of common stock held by Dr. Young, (ii) 20,000 shares of common stock held by the EA Irrevocable Trust of which Dr. Young's spouse is the trustee, (iii) 20,000 shares of common stock held by the CM Irrevocable Trust of which Dr. Young's spouse is the trustee, (iv) 20,000 shares of common stock held by JL Irrevocable Trust of which Dr. Young's spouse is the trustee and (v) 70,756 shares of common stock underlying options exercisable within 60 days of June 30, 2020. Dr. Young disclaims beneficial ownership of an additional 60,000 shares of common stock that are held in irrevocable trusts for the benefit of his children.

(11)  Consists of: (i) 244,178 of common stock held by Dr. Rolph and (ii) 70,756 shares of common stock underlying options exercisable within 60 days of June 30, 2020.

(12)  Consists of 6,500 shares of common stock underlying options exercisable within 60 days of June 30, 2020.

(13)  Consists of 6,500 shares of common stock underlying options exercisable within 60 days of June 30, 2020.

(14)  Consists of 18,265 shares of common stock underlying options exercisable within 60 days of June 30, 2020.

(15)  Consists of 1,444 shares of common stock underlying options exercisable within 60 days of June 30, 2020.

(16)  Consists of 63,731 shares of common stock underlying options exercisable within 60 days of June 30, 2020.

(17)  Consists of: (i) 2,168 shares of common stock held by Dr. Walmsley and (ii) 4,332 shares of common stock underlying options exercisable within 60 days of June 30, 2020.

(18)  See notes 8 through 17 above; also includes (i) 164,914 shares of common stock owned by Ms. Yale, who is an executive officer but not a named executive officer, and (ii) 106,194 shares of common stock underlying options exercisable within 60 days from June 30, 2020.

Description of capital stock

The following descriptions are summaries of the material terms of our fourth amended and restated certificate of incorporation, second amended and restated bylaws. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

General

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of convertible preferred stock, par value $0.0001 per share, all of which shares of convertible preferred stock are undesignated.

As of June 30, 2020, 28,683,679 shares of our common stock were outstanding and held by 11 stockholders of record.

Common stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding convertible preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding convertible preferred stock. All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. As of March 31, 2020, no shares of convertible preferred stock are currently outstanding, and we have no present plan to issue any shares of convertible preferred stock.

Options

As of March 31, 2020, options to purchase 3,095,450 shares of our common stock were outstanding, of which 264,176 were vested and exercisable as of that date, with a per share weighted-average price of $7.76 per share, under our 2018 Stock Option and Grant Plan and 2019 Stock Option and Incentive Plan.

Registration rights

The holders of certain shares of our common stock are entitled to rights with respect to the registration of these securities under the Securities Act. These rights are provided under the terms of an investors' rights agreement between us and holders of our preferred stock, which was subsequently converted into common stock in connection with our initial public offering. The investors' rights agreement includes demand registration rights, short form registration rights, and piggyback registration rights. All fees, costs and expenses of underwritten registrations under this agreement will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Demand registration rights

The holders of certain shares of our common stock are entitled to demand registration rights. Under the terms of the amended and restated investors' rights agreement, we will be required, upon the written request of a majority of the holders of convertible preferred stock, to file a registration statement and use best efforts to effect the registration of all or a portion of these shares for public resale at an aggregate price of at least $10.0 million. We are required to effect only one registration pursuant to this provision of the amended and restated investors' rights agreement.

Short-Form registration rights

Pursuant to the amended and restated investors' rights agreement, if we are eligible to file a registration statement on Form S-3, upon the written request of at least 20% of these holders to sell registrable securities at an aggregate price of at least $5.0 million, we will be required to use commercially reasonable efforts to effect a registration of such shares. We are required to effect only one registration in any twelve-month period pursuant to this provision of the investors' rights agreement. The right to have such shares registered on Form S-3 is further subject to other specified conditions and limitations.

Piggyback registration rights

Pursuant to the amended and restated investors' rights agreement, if we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions contained in the amended and restated investors' rights agreement, we and the underwriters may terminate or withdraw any registration initiated before the effective date of such registration in our sole discretion. All applicable piggyback registration rights were waived in connection with this offering.

Indemnification

Our amended and restated investors' rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expiration of registration rights

The demand registration rights and short form registration rights granted under the investors' rights agreement will terminate on the third anniversary of our initial public offering or at such time when the holders' shares may be sold without restriction pursuant to Rule 144 within a three-month period.

Anti-Takeover effects of our certificate of incorporation and bylaws and Delaware law

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies

Our certificate of incorporation provides for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No written consent of stockholders

Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of stockholders

Our certificate of incorporation and bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders' notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to certificate of incorporation and bylaws

Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and certificate of incorporation must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment.

Undesignated preferred stock

Our certificate of incorporation provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Choice of forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware (or, if the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for state law claims for (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us, or any current or former director, officer, or other employee or stockholder, arising out of or pursuant to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws; and (4) any action asserting a claim against us or any current or former director or officer or other employee governed by the internal affairs doctrine. The choice of forum provision does not apply to any causes of action arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our bylaws also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our bylaws is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. Additionally, the forum selection clause in our second amended and restated bylaws may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

Section 203 of the Delaware general corporation law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

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before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

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at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Nasdaq global select market listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol "AKRO."

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar's address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 962-4284.

Shares eligible for future sale

Future sales of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of 90 days after consummation of this offering due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Sale of Restricted Shares

Based on the number of shares of our common stock outstanding as of March 31, 2020 and assuming (1) no exercise of the underwriters' option to purchase additional shares of common stock and (2) no exercise of any of our other outstanding options, we will have outstanding an aggregate of approximately 33,899,388 shares of common stock following this offering. Of these shares, all of the shares of common stock to be sold in this offering, and any shares sold upon exercise of the underwriters' option to purchase additional shares, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our "affiliates" as such term is defined in Rule 144 of the Securities Act. Certain of the remaining shares of common stock held by existing stockholders immediately prior to the consummation of this offering will be "restricted securities" as such term is defined in Rule 144 and/or subject to the terms of the lock-up agreements described below. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

Lock-up agreements

We, our directors and executive officers and certain holders of our common stock have signed a lock-up agreement that prevent us and them from selling any of our common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of not less than 90 days from the date of this prospectus without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Jefferies LLC and Evercore Group L.L.C., subject to certain exceptions. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Jefferies LLC and Evercore Group L.L.C. may waive these restrictions with respect to some or all of the subject securities in their sole discretion. See "Underwriting" appearing elsewhere in this prospectus for more information. Certain of our employees, including our executive officers, and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act.

Following the lock-up periods set forth in the agreements described above, and assuming that the representatives of the underwriters do not release any parties from these agreements, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

In general, a person who has beneficially owned restricted stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Securities Exchange Act of 1934, as amended, or the Exchange Act, periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

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1% of the number of shares then outstanding, which will equal approximately 338,994 shares immediately after this offering, assuming no exercise of the underwriters' option to purchase additional shares or any of our other outstanding options, based on the number of shares outstanding as of March 31, 2020; or

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the average weekly trading volume of our common stock on The Nasdaq Global Select Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under "Underwriting" included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Registration rights

Certain holders of our securities will be entitled to various rights with respect to registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See "Description of capital stock—Registration rights" appearing elsewhere in this prospectus for more information.

Material U.S. federal income tax considerations for non-U.S. holders of common stock

The following discussion is a summary of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) and is not, for U.S. federal income tax purposes, any of the following:

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an individual who is a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust if (1) a court within the United States can exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of the trust's substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion does not address the tax treatment of partnerships or other entities or arrangements that are pass-through entities for U.S. federal income tax purposes or persons that hold their common stock through partnerships or other pass-through entities. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement and, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement. There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, generally property held for investment.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances nor does it address any U.S. state, local or non-U.S. taxes, the alternative minimum tax, the Medicare tax on net investment income, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than the income tax. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

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insurance companies;

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tax-exempt or governmental organizations;

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financial institutions;

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brokers or dealers in securities;

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regulated investment companies;

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pension plans;

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"controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

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"qualified foreign pension funds," or entities wholly owned by a "qualified foreign pension fund";

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persons deemed to sell our common stock under the constructive sale provisions of the Code;

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persons who acquired our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

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persons that hold more than 5% of our outstanding common stock, directly, indirectly or constructively;

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persons that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

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certain U.S. expatriates.

This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

Distributions on our common stock

As discussed under "Dividend Policy" above, we do not expect to make cash distributions to holders of our common stock in the foreseeable future. Distributions, if any, on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder's investment, up to such holder's tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in "Gain on sale or other taxable disposition of our common stock." Any such distributions will also be subject to the discussions below under the sections titled "Backup withholding and information reporting" and "Withholding and information reporting requirements—FATCA."

Subject to the discussion in the following two paragraphs in this section, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements (generally including provision of a valid IRS Form W-8ECI (or applicable successor form) certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States). However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder's country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) to the applicable withholding agent and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the IRS.

Gain on sale or other taxable disposition of our common stock

Subject to the discussions below under "Backup withholding and information reporting" and "Withholding and information reporting requirements—FATCA," a non-U.S. holder generally will not be subject to any U.S. federal income tax on any gain realized upon such holder's sale or other taxable disposition of shares of our common stock unless:

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the gain is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed-base maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in "Distributions on our common stock" also may apply;

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the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

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we are, or have been, at any time during the five-year period preceding such sale of other taxable disposition (or the non-U.S. holder's holding period, if shorter) a "U.S. real property holding corporation," unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Backup withholding and information reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Generally, a non-U.S. holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8) or otherwise meets the documentary evidence requirements for establishing that it is a not a United States person or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in "Distributions on our common stock," generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.

Withholding and information reporting requirements—FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on our common stock paid to a foreign entity unless (i) if the foreign entity is a "foreign financial institution," such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a "foreign financial institution," such foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. Such withholding may also apply to payments of gross proceeds from sales or other dispositions of our common stock, although under proposed regulations (the preamble to which specifies that taxpayers are generally permitted to rely on them pending finalization), if finalized in their present form, no withholding will apply to payments of gross proceeds. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of this withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

The preceding discussion of material U.S. federal income tax considerations for non-U.S. holders is for informational purposes only. It is not legal or tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

Underwriting

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Jefferies LLC and Evercore Group L.L.C. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities LLC	1,829,858
Morgan Stanley & Co. LLC	1,463,886
Jefferies LLC	1,097,915
Evercore Group L.L.C.	836,507
Total	5,228,166

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $1.296 per share. After the initial offering of the shares to the public, if all of the shares of common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 784,224 additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $2.16 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise

Per Share	$2.16	$2.16
Total	$11,292,839	$12,986,762

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $650,000. We have agreed to reimburse the underwriters for expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority, Inc. in an amount up to $40,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, hedge, lend or otherwise transfer or dispose of, directly or indirectly, or submit to or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, (ii) enter into any swap, hedging or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives for a period of 90 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering, subject to certain limited exceptions or (iii) publicly disclose the intention to do any of the foregoing.

Our directors and executive officers, and certain of our securityholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, and may not cause any direct or indirect affiliate to, without the prior written consent of the representatives, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, hedge, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock or (4) publicly disclose the intention to do any of the foregoing.

The restrictions described in the immediately preceding paragraph do not apply to, among other items:

1.     the securities to be sold by the securityholder pursuant to the underwriting agreement,

2.     sales or transfers of shares of common stock acquired in open market transactions after the consummation of this offering,

3.     transfers of shares of common stock (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the securityholder in a transaction not involving a disposition for value or (iii) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement,

4.     if the securityholder is an individual, transfers of shares of common stock or any security directly or indirectly convertible into common stock in a transaction not involving a disposition for value to any trust for the direct or indirect benefit of the securityholder or the immediate family of the securityholder, or limited partnerships the partners of which are the securityholder and/or the immediate family members of the securityholder, in each case for estate planning purposes,

5.     if the securityholder is a trust, distributions of shares of common stock or any security directly or indirectly convertible into common stock to its beneficiaries in a transaction not involving a disposition for value,

6.     if the securityholder is a corporation, limited liability company, partnership (whether general, limited or otherwise) or other entity, distribution of shares of common stock or any security directly or indirectly convertible into common stock to current or former members, stockholders, limited partners, general partners, subsidiaries or affiliates of the securityholder or to any investment fund or other entity that controls or manages the securityholder (including, for the avoidance of doubt, a fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company as the securityholder or who shares a common investment advisor with the securityholder) in a transaction not involving a disposition for value,

7.     transfers of shares of common stock to our company in connection with the exercise of options, warrants or other rights to acquire common stock or any security convertible into or exercisable for our common stock by way of net exercise and/or to cover withholding tax obligations in connection with such exercise pursuant to an employee benefit plan, option, warrant or other right disclosed in this prospectus (including the documents incorporated by reference therein), provided that any such shares issued upon exercise of such option, warrant or other right shall be subject to the restrictions set forth herein; provided that no public report or filing required to be made under Section 16(a) of the Exchange Act or other public filing, report or announcement shall be required or shall be voluntarily made during the period beginning on the date hereof and continuing to and including the date that is 30 days after the date of this prospectus, or the "30 Day Period," and after such 30th day, if the securityholder is required to file a report under Section 16(a) of the Exchange Act during the restricted period, the securityholder shall clearly indicate in the footnotes thereto that such transfer is pursuant to the circumstances described in this clause (7), and provided, further that no other public announcement shall be made voluntarily in connection with such transfer, and

8.     transfers of shares of common stock to a bona fide third party pursuant to a merger, consolidation, tender offer or other similar transaction made to all holders of common stock and involving a change of control of our company after this offering and approved by our board of directors, provided that in the event that such transaction is not completed, the shares of common stock held by the securityholder shall remain subject to the restrictions contained in the lockup agreement, and provided further that in the event any shares of common stock not transferred in the change of control shall remain subject to the restrictions contained in the lockup agreement.

Provided that in the case of any transfer or distribution pursuant to clause (3), (4), (5), (6) or (7) each donee, transferee, heir, beneficiary or distributee shall execute and deliver to the representative a lockup agreement; and provided, further, that in the case of any transfer or distribution pursuant to clause (2), (3), (4), (5), or (6), no filing by any party (the securityholder, beneficiary, heir, donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 and any required Schedule 13F, 13G or 13G/A, in each case made after the expiration of the restricted period referred to above). If the securityholder is an officer or director of our company, the securityholder further agrees that the foregoing provisions shall be equally applicable to any issuer-directed securities the securityholder may purchase in this offering.

In addition, notwithstanding anything to the contrary contained in the lockup agreement, the securityholder may (i) exercise options or warrants to purchase common stock (provided that any common stock received upon such exercise or exchange will be subject to the restrictions provided for in the lockup agreement) and (ii) enter into any plan designed to satisfy the requirements of Rule 10b5-1, or a "10b5-1 Plan," under the Exchange Act (other than the entry into such a plan in such a manner as to allow the sale of common stock within the restricted period); provided, however, that no sale of common stock may be made under such 10b5-1 Plan during the restricted period, and provided further that no filing by any party under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with the establishment of such plan.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on The Nasdaq Global Select Market under the symbol "AKRO."

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount and commissions received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The Nasdaq Global Market, in the over-the-counter market or otherwise.

Other relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in the European Economic Area and the United Kingdom

In relation to each member state of the European Economic Area and the United Kingdom (each a "Relevant State"), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the

Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)    to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)    in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the company that it is a "qualified investor" within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an "offer to the public" in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons") or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in the Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority ("DFSA"). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to prospective investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to prospective investors in Australia

This prospectus:

•
does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the "Corporations Act");

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission ("ASIC"), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act ("Exempt Investors").

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of sale of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any "resident" of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the "SFO") of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the "CO") or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made thereunder.

Notice to prospective investors in Singapore

Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

(a)    to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the "SFA")) pursuant to Section 274 of the SFA;

(b)   to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)    a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)     to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)    where no consideration is or will be given for the transfer;

(iii)   where the transfer is by operation of law;

(iv)   as specified in Section 276(7) of the SFA; or

(v)    as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are "prescribed capital markets products" (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to prospective investors in Bermuda

Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to prospective investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority ("CMA") pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the "CMA Regulations"). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to prospective investors in the British Virgin Islands

The shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the company. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands),("BVI Companies"), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Notice to prospective investors in China

This prospectus will not be circulated or distributed in the PRC and the shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Notice to prospective investors in Korea

The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the "FSCMA"), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the "FETL"). Other than on the Nasdaq, the shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Notice to prospective investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia ("Commission") for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in

Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to prospective investors in Taiwan

The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

Notice to prospective investors in South Africa

Due to restrictions under the securities laws of South Africa, no "offer to the public" (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the "South African Companies Act")) is being made in connection with the issue of the shares in South Africa. Accordingly, this document does not, nor is it intended to, constitute a "registered prospectus" (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

Section 96 (1) (a)	the offer, transfer, sale, renunciation or delivery is to:
(i) persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;
(ii) the South African Public Investment Corporation;
(iii) persons or entities regulated by the Reserve Bank of South Africa;
(iv) authorised financial service providers under South African law;
(v) financial institutions recognised as such under South African law;

(vi) a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or
(vii) any combination of the person in (i) to (vi); or
Section 96 (1) (b)
the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as "advice" as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

Legal matters

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters related to this offering will be passed upon for the underwriters by Cooley LLP, New York, New York.

Experts

The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 (File Number 333-239685) under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at Akero Therapeutics. Inc., 601 Gateway Boulevard, Suite 350, South San Francisco, CA 94080 We also maintain a website at www.akerotx.com, at which you may access these materials free of charge after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

Incorporation of certain information by reference

The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus form a part the information or documents listed below that we have filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•
our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 16, 2020;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed) filed with the SEC on April 27, 2020;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 13, 2020;

•
our Current Reports on Form 8-K filed with the SEC on January 13, 2020, March 31, 2020, May 28, 2020, June 2, 2020, June 10, 2020 (only with respect to Item 5.02), June 17, 2020, June 30, 2020 and July 7, 2020; and

•
the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 17, 2019, as updated by Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2019.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Akero Therapeutics, Inc., 601 Gateway Boulevard, Suite 350, South San Francisco, CA 94080; telephone: (650) 487-6488.

You also may access these filings on our website at www.akerotx.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

5,228,166 shares

Common stock

Prospectus

J.P. Morgan	Morgan Stanley	Jefferies	Evercore ISI

July 7, 2020